Registration No. 333-176920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taomee Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16/F, Building No. A-2,
No. 1528 Gumei Road, Xuhui District
Shanghai 200233, People’s Republic of China

(Address of principal executive offices, including Zip Code)

2009 Stock Option Plan

2010 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

+1 (212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Sam Lawn, Chief Financial Officer
Taomee Holdings Limited
16/F, Building No. A-2,
No. 1528 Gumei Road, Xuhui District
Shanghai 200233, People’s Republic of China

Tel: +86 (21) 6128-0056

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Taomee Holdings Limited (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment No.1”) to Registration Statement on Form S-8 to deregister all unsold and unissued securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2011, File No. 333-176920 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.00002 per share (the “Ordinary Shares”), thereby registered for issuance upon exercise of equity awards granted or to be granted pursuant to the Registrant’s 2009 Stock Option Plan and 2010 Share Incentive Plan. A total of 100,000,000 Ordinary Shares were registered for issuance under the Registration Statement.

On December 11, 2015, the Registrant entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Orient TM Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Orient TM Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On June 22, 2016, the Registrant and Merger Sub filed a plan of merger with the Registrar of Companies of the Cayman Islands which was registered by the Registrar of Companies as of June 22, 2016 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment No.1, all of its securities registered under the Registration Statement that remained unsold or unissued as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on June 22, 2016.

Taomee Holdings Limited

By:	/s/ Sam Lawn
Name:	Sam Lawn
Title:	Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.

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